Exhibit 10.12

THE FRESH MARKET, INC.

SEVERANCE PLAN

SECTION 1. Purpose. The purpose of this Severance Plan (this “Plan”) is to promote the interests of The Fresh Market, Inc. (the “Company”) and its stockholders by retaining certain management-level employees through the provision of severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan.

SECTION 2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(b) “Annual Base Salary” means, with respect to any Participant, such Participant’s annual rate of base salary in effect immediately prior to such Participant’s Termination Date (excluding any reduction thereto that constitutes Good Reason).

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means, with respect to any Participant, the occurrence of any one of the following:

(i) the Participant’s willful and continued failure to perform substantially his or her duties with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Participant’s willful engaging in (A) gross misconduct that is materially and demonstrably injurious to the Company or any of its Affiliates or (B) illegal conduct;

(iii) the Participant’s willful and material breach of any agreement with the Company or any of its Affiliates (including the Employment Agreement entered into between the Participant and the Company (an “Employment Agreement”));

(iv) the Participant’s willful violation of any material provision of the Company’s Code of Business Conduct and Ethics; or

(v) the Participant’s willful failure to cooperate with an investigation by any governmental authority.

For the purposes of this provision, no act or failure to act on the Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. The Company may terminate a Participant’s employment for Cause pursuant to clause (i), (iii), (iv) or (v) above only after giving the Participant written notice of the specific circumstances that constitute Cause and if the Participant fails to cure the circumstances that gave rise to Cause within 30 days following delivery of such notice. All determinations relating to a termination of a Participant’s employment for Cause shall be made by the Company in its sole discretion; provided that, during the Protection Period, a termination of a Participant’s employment for Cause shall not be effective unless and until there has been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding, if applicable, the Participant) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Participant has acted or failed to act in a manner described in clause (i), (ii), (iii), (iv) or (v) above and specifying the particulars thereof in detail.

(e) “Change in Control” means the occurrence of any of the following; provided that a Change in Control shall not be deemed to have occurred unless the applicable event constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Treas. Reg. §1.409A-3(i)(5)):

(i) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act) (a “Person”), in each case, other than the Board or any one or more Specified Stockholders;

(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its subsidiaries, but in the case of this clause (y) only if Company Voting Securities are issued or issuable, or the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (each of the foregoing events being hereinafter referred to as a “Reorganization”), in each case, unless, immediately following such Reorganization, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company

Voting Securities”) outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding, for purposes of determining such proportions, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company), (2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company and (y) any one or more Specified Stockholders) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change in Control; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) any one or more Specified Stockholders) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change in Control: (x) any acquisition directly from the Company, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (z) any acquisition pursuant to a Reorganization that does not constitute a Change in Control for purposes of subparagraph (ii) above.

(f) “Change in Control Date” means the date on which a Change in Control occurs.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.

(h) “Disability” means, with respect to any Participant, that the Participant becomes eligible to receive income replacement benefits under any long-term disability plan covering employees of the Company or its Affiliates.

(i) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder as in effect from time to time.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder as in effect from time to time.

(k) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.

(l) “Executive Officer” means “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act.

(m) “Fair Market Value” means, except as otherwise provided in the applicable equity-based award agreement, (i) the closing per-share sales price of the Shares (A) as reported by the NASDAQ Global Select Market for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value per Share as determined in good faith by the Board or a subcommittee thereof.

(n) “Good Reason” means (i) at any time other than during the Protection Period, the occurrence of any of the events or circumstances set forth in clauses (A) through (C) below and (ii) during the Protection Period, the occurrence of any of the events or circumstances set forth in clauses (A) through (H) below, in either case, with respect to a Participant and without the Participant’s express prior written consent and other than as a result of the Participant’s Disability:

(A) the failure of the Company to pay the Participant any material compensation when due;

(B) the delivery by the Company of a notice to the Participant of the intent to terminate the Participant’s employment for any reason, other than for Cause or Disability, in each case in accordance with this Plan, regardless of whether such termination is intended to become effective during or after the term of this Plan;

(C) any reduction of the Participant’s Base Salary, other than a reduction by no more than 10% within any two-year period that similarly affects substantially all Executive Officers of the Company and its Affiliates, and other than any such reduction that results from a demotion of the Participant into a position that the Participant occupied within the 18 months immediately prior to such demotion;

(D) any change of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s principal place of employment immediately prior to the change, which change increases the Participant’s commute from the Participant’s principal residence;

(E) any reduction in the Participant’s target annual bonus or target long-term incentive opportunity from the target level in effect immediately prior to the Change in Control (if any), other than a reduction by no more than 10% within any two-year period that similarly affects substantially all Executive Officers of the Company and its Affiliates;

(F) any material reduction in the Participant’s retirement or welfare benefits from the levels in effect immediately prior to the Change in Control, other than a reduction that similarly affects substantially all Executive Officers of the Company and its Affiliates;

(G) any material adverse change in the Participant’s positions, duties, responsibilities or reporting relationships from the Participant’s positions, duties, responsibilities or reporting relationships immediately prior to the Change in Control, or any assignment to the Participant of duties or responsibilities that are materially inconsistent in an adverse respect with the Participant’s positions as in effect immediately prior to the Change in Control; or

(H) the removal of the Participant from, or any failure to re-elect the Participant to, any of the offices the Participant held immediately prior to the Change in Control.

The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. A termination of employment by the Participant for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the date that the Participant would reasonably be expected to be aware of the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Plan on which the Participant relied. The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for

Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the Participant (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, the Participant shall not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, the Participant shall be entitled to terminate employment for Good Reason during the 30-day period (or 180-day period if such circumstance occurred during the Protection Period) that follows the end of the Cure Period (the “Termination Period”). If the Participant does not terminate employment during the Termination Period, the Participant shall not be permitted to terminate employment for Good Reason as a result of such circumstance.

(o) “Payment” means any payment, benefit or distribution by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of a Participant, whether paid, payable, distributed, distributable or provided pursuant to this Plan or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G.

(p) “Protection Period” means the period commencing on the Change in Control Date and ending on the second anniversary thereof.

(q) “Section 280G” means Section 280G of the Code.

(r) “Section 409A” means Section 409A of the Code.

(s) “Severance Bonus Value” means (i) with respect to any Participant who has a target annual bonus for the calendar year in which such Participant’s Termination Date occurs, such target annual bonus (excluding any reduction thereto that constitutes Good Reason), or (ii) with respect to any Participant who does not have a target annual bonus for the calendar year in which such Participant’s Termination Date occurs, the average of the regular annual cash bonuses actually paid to such Participant in the three calendar years prior to the calendar year in which such Termination Date occurs or such lesser number of calendar years during which such Participant was employed by the Company; provided that with respect to any such calendar year during which such Participant’s regular annual cash bonus was prorated because such Participant was not employed by the Company for the full calendar year, the regular annual cash bonus paid to such Participant for such calendar year shall be annualized for purposes of determining such Participant’s Severance Bonus Value.

(t) “Severance Multiple” means, with respect to any Participant: (i) if the Participant is the Chief Executive Officer as of the Participant’s Termination Date, 2; (ii) if the Participant is an Executive Vice President or Senior Vice-President as of the Participant’s Termination Date, 1.5; and (iii) if the Participant is a Vice-President as of the Participant’s Termination Date, 1; provided that, for the purpose of this definition, any change in title or position prior to such Termination Date that would constitute Good Reason shall be disregarded.

(u) “Shares” means shares of common stock of the Company, $0.01 par value, or such other securities of the Company into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction.

(v) “Specified Stockholder” means (i) Ray Berry and the Estate of Beverly Berry; (ii) any spouse of Ray Berry; (iii) the lineal descendents of Ray Berry; (iv) the spouses and children, including adopted children, of the lineal descendents of Ray Berry; (v) any trust for the direct or indirect benefit of, exclusively, any persons named in clauses (i) through (iv); and (vi) any entity in which all the equity interests are owned by persons named in clauses (i) through (v).

(w) “Termination Date” means the date on which the termination of a Participant’s employment, in accordance with the terms of this Plan, is effective.

SECTION 3. Eligibility. The participants in this Plan (“Participants”) are those individuals designated by the Board from time to time to participate in this Plan and whose names are set forth on Exhibit A hereto, who have entered into an Employment Agreement.

SECTION 4. Termination of Employment at Any Time Other Than During the Protection Period by the Company Without Cause or by the Participant for Good Reason. Subject to Section 7, if a Participant’s employment is terminated either (x) by the Company or any of its Affiliates other than for Cause, death or Disability or (y) by resignation of the Participant with Good Reason, in each case, at any time other than during the Protection Period but other than in the circumstances described in Section 6, then the Participant shall be entitled to the following payments and benefits; provided that no such payments and benefits shall be paid to the Participant until the Participant’s termination of employment qualifies as a separation from service (within the meaning of Section 409A):

(a) Severance Pay. The Company shall pay the Participant an amount equal to the product of (i) the Participant’s Severance Multiple and (ii) the Participant’s Annual Base Salary (the “Salary Multiple”), payable in equal monthly installments over a number of years equal to the Severance Multiple, beginning on the 61st day following the Participant’s Termination Date.

(b) Prorated Annual Bonus. The Company shall pay the Participant an amount equal to the product of (i) the annual cash bonus the Participant would have received under the annual incentive plan in which the Participant participates immediately prior to the Participant’s Termination Date with respect to the calendar year in which such Termination Date occurs had he or she been actively employed throughout the entire such calendar year and (ii) a fraction, the numerator of which is the number of days that the Participant was actively employed by the Company in such calendar year, and the denominator of which is 365, in a lump-sum payment on the later of (A) the 61st day following such Termination Date and (B) the date payments under such plan are made with respect to such calendar year to participants who remain actively employed by the Company or its Affiliates throughout the remainder of such calendar year.

(c) Continued Welfare Benefits. Commencing on the Participant’s Termination Date and continuing for the number of years thereafter equal to the Severance Multiple, the Company shall provide, or reimburse the Participant for, medical and welfare benefits for the Participant and the Participant’s spouse and dependents (in each case, as provided in the applicable plan) at least equal to the levels of benefits provided by the Company and its Affiliates immediately prior to such Termination Date (without regard to any reduction giving rise to Good Reason); provided, however that if the Participant becomes reemployed with another employer and is eligible to receive medical and welfare benefits under such employer’s plans, the benefits described herein shall cease (the continued benefits described in this Section 4(c), the “Welfare Benefits Continuation”). Nothing in this Section 4(c) shall operate to reduce, or be construed as reducing, the Participant’s group health plan continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in any manner.

(d) Accrued Rights. The Participant shall be entitled to payments of any unpaid annual base salary, annual bonus or other amounts earned or accrued through the Participant’s Termination Date (the rights to such payments, the “Accrued Rights”). The Accrued Rights shall be payable on their respective scheduled payment dates.

SECTION 5. Termination of Employment During the Protection Period by the Company Without Cause or by the Participant for Good Reason. Subject to Section 7, if a Participant’s employment is terminated either (x) by the Company or its Affiliates other than for Cause, death or Disability or (y) by resignation of the Participant with Good Reason, in each case, during the Protection Period, then the Participant shall be entitled to the following payments and benefits; provided that no such payments and benefits shall be paid to the Participant until the Participant’s termination of employment qualifies as a separation from service (within the meaning of Section 409A):

(a) Severance Pay. The Company shall pay the Participant (i) the Salary Multiple, payable in equal monthly installments over a number of years equal to the Severance Multiple, beginning on the 61st day following the Participant’s Termination Date; provided that such amount (or any portion thereof) shall be payable in a lump-sum payment on the 61st day following such Termination Date to the extent that such payment does not result in penalties or additional taxes under Section 409A, and (ii) an amount equal to the product of (A) the Participant’s Severance Multiple and (B) the Participant’s Severance Bonus Value (the amount described in this clause (ii), the “Bonus Multiple”), payable in a lump-sum payment on the 61st day following such Termination Date.

(b) Prorated Annual Bonus. The Company shall pay the Participant an amount equal to the product of (i) the annual cash bonus the Participant would have received under the annual incentive plan in which the Participant participates immediately prior to the Participant’s Termination Date with respect to the calendar year in which such Termination Date occurs had he or she been actively employed throughout the entire such calendar year and (ii) a fraction, the numerator of which is the number of days that the Participant was actively employed by the Company in such calendar year, and the denominator of which is 365, in a lump-sum payment on the later of (A) the 61st day following such Termination Date and (B) the date payments under such plan are made with respect to such calendar year to participants who remain actively employed by the Company or its Affiliates throughout the remainder of such calendar year.

(c) Accelerated Vesting of Equity-based Awards. Each equity-based award held by the Participant, if not yet fully vested as of the Termination Date, shall fully vest as of the Termination Date.

(d) Continued Welfare Benefits. The Participant shall be entitled to the Welfare Benefits Continuation, for the time period and subject to the conditions set forth in Section 4(c).

(e) Accrued Rights. The Participant shall be entitled to the Accrued Rights, payable on the terms set forth in Section 4(d).

SECTION 6. Anticipatory Termination. If (a) a Participant’s employment is terminated by the Company without Cause within the six months immediately prior to the Change in Control Date or (b) an action is taken with respect to a Participant within the six months immediately prior to the Change in Control Date that would constitute Good Reason if taken during the Protection Period (treating the Participant’s Termination Date as the Change in Control Date for purposes of the Good Reason definition), and the Participant reasonably demonstrates that such termination or action (i) was at the request of a third party that had indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with, or in anticipation of, a Change in Control that has been threatened or proposed, so long as such Change in Control actually occurs, then, subject to Section 7, (A) the Company shall pay the Participant the Bonus Multiple, payable in a lump-sum payment on the later of (x) the 61st day following the Participant’s Termination Date and (y) the Change in Control Date, (B) to the extent that such payment does not result in penalties or additional taxes under Section 409A, any unpaid installments of the Salary Multiple owing to the Participant pursuant to Section 4(a) shall be accelerated and paid in a lump sum on the later of (x) the 61st day following such Termination Date and (y) the Change in Control Date, and (C) each equity-based award held by the Participant as of the Termination Date, if not yet fully vested as of the Termination Date, shall fully vest on the Change in Control Date. If any such termination or action occurs while an agreement is pending and the effective provisions of such agreement provide for a transaction or transactions that if consummated would constitute a Change in Control, then such termination or action shall be deemed to have occurred in connection with a Change in Control.

SECTION 7. Release of Claims. Notwithstanding any provision of this Plan to the contrary, if the Company provides a Participant with a Separation Agreement and Release in the form of Exhibit B within five days of the Participant’s Termination Date, then, unless on or prior to the 60th day following such Termination Date, (i) the Participant shall have executed and delivered such release and (ii) such release shall have become effective and irrevocable in accordance with its terms, (A) no payments shall be paid or made available to the Participant under Section 4(a), 4(b), 5(a), 5(b) or 6 (other than with respect to the vesting of equity-based awards) and (B) the Company shall be relieved of all obligations to provide or make available any further benefits to the Participant pursuant to Section 4(c) or 5(d).

SECTION 8. Restrictive Covenants. Notwithstanding any provision of this Plan to the contrary, if (a) a Participant violates any of his or her obligations in his or her Employment Agreement in a manner that is materially and demonstrably injurious to the Company or any of its Affiliates or (b) a Participant challenges or contests the reasonableness, validity or enforceability of any limitations or obligations contained in his or her Employment Agreement, then the Company shall be relieved of all obligations to provide or make available any further payments or benefits to the Participant pursuant to this Plan.

SECTION 9. Other Termination. If a Participant’s employment is terminated in any circumstance not described in Section 4, 5 or 6 (including as a result of death or Disability), the Participant shall not be entitled to any compensation or benefits from the Company under this Plan.

SECTION 10. Tax Matters. (a) Withholding. The Company will deduct and withhold from any amounts payable under this Plan such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

(b) Effect of Sections 280G and 4999 of the Code. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment to or in respect of a Participant would be subject to the Excise Tax, then the Payments shall be reduced (but not below zero) but only to the extent that such reduction in the Payments would result in the Participant retaining a larger amount, on an after-tax basis (including all Federal, state, local and other income taxes and the Excise Tax), than if the Participant received the entire amount of such Payments. The Company shall reduce or eliminate the Payments in the following order: (1) the portion of the Payments that is attributable to any accelerated vesting of options to purchase Shares with a per Share exercise price greater than the Fair Market Value per Share on the Change in Control Date (“Underwater Options”), (2) cash payments that do not constitute deferred compensation (within the meaning of Section 409A), (3) equity-based awards other than Underwater Options, (4) welfare or in-kind benefits and (5) cash payments that do constitute deferred compensation, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the Determination (as defined below). The determination of whether the Payments shall be reduced as provided in this Section 10(b) and the amount of such reduction shall be made at the Company’s expense by the Company’s accounting firm or tax firm (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Participant within 30 business days after the Participant’s Termination Date and, if the Participant’s employment is terminated in the circumstances described in Section 6, within 30 business days after the Change in Control Date. If the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to the Payments, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any Payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Participant.

(c) Section 409A of the Code. (i) It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(ii) No Participant nor any creditors or beneficiaries of any Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan or under any other plan, policy, arrangement or agreement of or with the Company or any of its Affiliates (this Plan and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Participant to the Company or any of its Affiliates.

(iii) Each installment payment payable to a Participant provided for in any Company Plan shall be deemed to be a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii) or any successor thereto.

(iv) To the extent required by Section 409A, any amount payable under a Company Plan that constitutes deferred compensation (within the meaning of Section 409A) subject to, and not exempt from, Section 409A, payable or provided to a Participant upon a termination of employment shall only be paid or provided to the Participant upon the Participant’s separation from service (within the meaning of Section 409A). If, at the time of a Participant’s separation from service, (A) the Participant is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period, together with interest, at the prime rate then in effect at Bank of America or any successor thereto.

(v) Except as specifically permitted by Section 409A, the benefits and reimbursements provided to the Participant under any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to the Participant under the relevant section of such Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, such payments shall be made to the Participant on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

(vi) The Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or for the Participant’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all such taxes or penalties.

SECTION 11. Miscellaneous. (a) Duration; Termination; Amendment; Modification. This Plan shall become effective upon the date of its adoption by the Board (the “Effective Date”). The Board may amend or modify this Plan (including Exhibits A and B) at any time. Notwithstanding the foregoing but subject to Section 8, this Plan may not be (i) amended or modified in any manner that decreases the payments or benefits payable to any Participant or otherwise adversely affects any Participant’s economic rights or (ii) terminated, in each case, without such Participant’s prior written consent; provided, however, that Sections 5 and 6 of this Plan shall only be effective with respect to the first Change in Control that occurs following the Effective Date and the Participants shall not be entitled to any payments or benefits pursuant to Section 5 or 6 of this Plan with respect to any subsequent Change in Control.

(b) No Waiver. The failure of a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered a waiver of such Participant’s rights or deprive such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(c) Severability. If any term or provision of this Plan is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Plan shall nonetheless remain in full force and effect.

(d) Survival. The provisions of this Plan shall survive and remain binding and enforceable, notwithstanding the expiration or termination of the Protection Period or this Plan, the termination of a Participant’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from a Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.

(e) Disputes. (i) Except as otherwise specifically provided herein, all disputes, controversies and claims arising between the Company and any Participant concerning the subject matter of this Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Plan. The location of the arbitration will be Greensboro, North Carolina or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of North Carolina. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 11(e) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. Subject to Section 11(e)(iii), the parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 11(e) shall preclude the Company or any Participant from seeking temporary injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder.

(ii) Without limiting the generality of Section 11(e)(i), to the extent permitted by applicable law, by participating in this Plan, each Participant irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Plan.

(iii) In the event that a Participant is the prevailing party on at least one material issue in any contest, dispute or proceeding by the Company, the Participant or any other Person with respect to the validity or enforceability of, or liability under, any provision of this Plan, the Company shall reimburse, upon the Participant’s demand, any and all reasonable legal (including arbitration) fees and expenses incurred by the Participant prior to the tenth anniversary of the expiration of this Plan (as specified in Section 11(a)) in connection with such contest, dispute or proceeding.

(f) No Mitigation or Offset; Enforcement of this Plan. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against any Participant or others. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as otherwise expressly provided for in this Plan, such amounts shall not be reduced whether or not the Participant obtains other employment.

(g) Relation to Other Plans. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, practice, policy or program provided by the Company or any Affiliate thereof for which the Participant may qualify, nor shall anything in this Plan limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or any Affiliate thereof. Vested benefits and other amounts a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or any Affiliate thereof shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be. Notwithstanding the foregoing provisions of this Section 11(g), the amounts payable under this Plan shall be paid in lieu of, and by participating in this Plan the Participant waives the right to receive, any cash severance payment that the Participant is otherwise eligible to receive upon termination of employment under any other severance plan, practice, policy or program of the Company or any Affiliate thereof.

(h) Successors. This Plan shall bind any successor (a “Successor”) to all or substantially all of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would have been obligated under this Plan if no such succession had taken place. In the case of any transaction in which a Successor would not, pursuant to the foregoing provision or by operation of law, be bound by this Plan, the Company shall require such Successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession had taken place. The term “Company”, as used in this Plan, shall mean the Company as hereinbefore defined and any Successor and any assignee to such business or assets that by reason hereof becomes bound by this Plan.

(i) Default in Payment. Any payment not made within ten business days after it is due in accordance with this Plan shall thereafter bear interest, compounded annually, at the prime rate in effect from time to time at Bank of America or any successor thereto.

(j) Governing Law. This Plan shall be deemed to be made in the State of North Carolina, and, to the extent not preempted by ERISA, the validity, interpretation, construction and performance of this Plan in all respects shall be governed by the laws of the State of North Carolina without regard to its principles of conflicts of law.

(k) Headings and References. The headings of this Plan are inserted for convenience only and neither constitute a part of this Plan nor affect in any way the meaning or interpretation of this Plan. When a reference in this Plan is made to a Section, such reference shall be to a Section of this Plan unless otherwise indicated.

(l) Construction. For purposes of this Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(m) Notices. All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408 Attention: General Counsel

With a copy to:	Cravath Swaine & Moore, LLP 825 Eighth Avenue New York, NY 10019 Attention: Eric Hilfers, Esq.

If to the Participant:	The Participant’s address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Adopted by the Board of Directors of The Fresh Market, Inc. as of September 30, 2010.

EXHIBIT A

Participants as of date of adoption of the Severance Plan:

Those employees whose title includes, as of the date of adoption of the Severance Plan, “Vice President,” “Senior Vice President,” or “Executive Vice President,” as well as to the Company’s President and Chief Executive Officer

EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

I. Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge The Fresh Market, Inc., a [                        ] corporation (the “Company”), and its present and former subsidiaries and affiliates, together with their present and former officers, directors, executives, agents, employees, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliates, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including, but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company of (i) its obligations under that certain Severance Plan of the Company in which the undersigned participates (including the Accrued Rights (as defined therein)) and (ii) any director and officer indemnification or insurance obligations in favor of the undersigned. The undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.

The undersigned affirms that he/she has not filed or caused to be filed, and is not presently a party to, any Claim, complaint or action against any Released Party in any forum or form and that he/she knows of no facts that may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency or group. The undersigned further affirms that he/she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, and/or benefits are due to him/her from the Company and its subsidiaries, except as specifically provided in this Separation Agreement and Release. The undersigned furthermore affirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned will request such agency or court to withdraw the matter.

The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that he/she has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he/she may take up to and including [21][45] days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.

II. Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.

III. Severability. If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.

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IV. GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF NORTH CAROLINA, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Effective on the eighth calendar day following the date set forth below.

THE FRESH MARKET, INC.

by
Name:
Title:

EMPLOYEE,

[NAME]
Date
Signed:

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